UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 20, 2022

MVB Financial Corp.
(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	MVBF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2022, the Board of Directors of MVB Financial Corp. (the “Company”) expanded the number of directors to 10 and appointed Daniel W. Holt as a director to fill the newly created vacancy, effective as of January 17, 2022. Mr. Holt will serve as a director until the next annual meeting of shareholders, at which time he may be nominated to stand for re-election for a term to be specified at such annual meeting of shareholders. Mr. Holt was appointed to serve as a member of the Nominating and Corporate Governance Committee of the Company.

Mr. Holt is a Co-Founder and the Chief Executive Officer of BillGO, Inc. (“BillGO”) a bill payment engine that offers real-time payments, revenue and automation to payment providers. Under his leadership, BillGO has become the top bill payments engine in the financial industry. After serving eight years in the U.S. Air Force, Mr. Holt held several leadership positions in Silicon Valley. For eight years, his team at HEIT built the leading cloud services company for the financial industry. Upon the acquisition of HEIT by Computer Services, Inc. (“CSI”), Mr. Holt led CSI’s technology and services as President and General Manager. During his tenure, CSI became the largest secure banking cloud for community banks and credit unions.

Mr. Holt previously served on MVB’s Board of Directors from 2017 to 2021. Mr. Holt has also served on boards for Allied Payment Network, Dragnet Solutions and Community Funded, and he mentors students in Colorado State University’s Entrepreneurship Program. He earned certifications as a Project Management Professional, Certified Information Systems Security Professional and GIAC Systems and Network Auditor. He is also part of the Fed Secure Payments Task Force. Mr. Holt holds a bachelor’s degree from the University of Maryland and an MBA from Colorado State University.

The Company and its subsidiary, MVB Bank, Inc. (the “Bank”) have certain relationships with Mr. Holt and with BillGO, of which Mr. Holt is Co-Founder and CEO. Mr. Holt currently maintains certain personal deposit accounts with the Bank. The Bank also maintains a commercial lending relationship with BillGO originally established in 2017, providing BillGO with a line of credit secured by a deposit account maintained by BillGO with the Bank. The line of credit with BillGO and Mr. Holt’s deposit accounts were entered into in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company’s management believes that these banking relationships do not involve more than the normal business risk of collection or include any unfavorable features. Since 2016, the Company and the Bank have made periodic debt and equity investments in BillGO. During the year ended December 31, 2021, the Company and the Bank collectively purchased $2.5 million in convertible debt of BillGO, increasing their aggregate total investment in BillGO to approximately $10.1 million.

There were no arrangements or understandings pursuant to which Mr. Holt was appointed as a director. Mr. Holt will be entitled to the same compensation and benefits made available to the Company’s non-employee directors generally.
A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

99.1    Press release of MVB Financial Corp. dated January 20, 2022
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By:	/s/ Larry F. Mazza
Larry F. Mazza President and Chief Executive Officer

Date: January 20, 2022